Exhibit 23.3

Consent of Independent Petroleum Engineers

MHA Petroleum Consultants, Inc. does hereby consent to the use of its reports relating to the proved oil and gas reserves of GeoPetro Resources Company and to the reference to the firm as an expert in the Form S-1 Registration Statement being filed by GeoPetro Resources Company.

/s/ LESLIE S. O’CONNOR

MHA Petroleum Consultants, Inc.
Leslie S. O’Connor
Vice President

Denver, CO
October 4, 2007